Exhibit 10.33

409A AMENDMENT TO EXISTING EMPLOYMENT AGREEMENT
ANGELO C. BRISIMITZAKIS

This Amendment is made this 19th day of December 2008, by and between Compass Minerals International, Inc., a Delaware corporation (“Company”), and Angelo C. Brisimitzakis (“Executive”).

WHEREAS, Company and Executive are parties to an Employment Agreement dated effective as of May 11, 2006 (the “Employment Agreement”) and the parties now desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, Company and Executive agree that the Employment Agreement is amended as follows:

A.           Section 10.a. is amended to read as follows:

If this Agreement and Executive’s employment hereunder terminates as a result of Executive’s Disability, then Executive shall receive a lump sum payment, payable within 30 days following Executive’s termination of employment, equal to the sum of:  (i) his Base Salary, benefits earned, and business expenses properly incurred through the date of termination; and (ii) an amount equal to 60% of his then-current annual Base Salary.  Executive  also shall be eligible to participate in Company’s then applicable health care plan at the then regular employee contribution rate for a period of 18 months following his termination of employment; provided that, if Executive cannot continue to participate in Company plans providing such benefits, then Company shall otherwise provide such benefits on the same after-tax basis as if continued participation had been permitted.

B.           Section 10.b. is amended to read as follows:

If Company terminates this Agreement and Executive’s employment hereunder without Cause or if Executive terminates this Agreement and Executive’s employment hereunder with Good Reason, then Executive shall receive a lump sum payment, payable within 30 days following the effective date of the release referenced in Section 10.e., equal to the sum of:  (i) his Base Salary, benefits earned, business expenses properly incurred, and pro-rated annual performance based incentive compensation through the date of termination; and (ii) the lesser of (a) an amount equal to 2 times Executive’s highest annual Base Salary rate during the 12 month period immediately before such termination or (b) the Base Salary that would be paid to Executive if he continued employment to age 65.  Executive also shall be eligible for reimbursement, up to a maximum of 18 months, for premium payments for any COBRA coverage Executive elects, if any, and immediate vesting of all stock options and/or restricted stock units granted through the date of termination, regardless of the provisions of any other agreement.

C.           A new Section 14.j. is added to read as follows:

j.           COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.  To the extent applicable and notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted and administered in accordance with  Section 409A of the Internal Revenue Code and regulations and other guidance issued thereunder.  For purposes of determining whether any payment made pursuant to the Plan results in a "deferral of compensation" within the meaning of Treasury Regulation §1.409A-1(b), the Company shall maximize the exemptions described in such section, as applicable.  Any reference to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A and the regulations issued thereunder.  Any expense reimbursements under this Agreement shall be made by Company on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.  If any deferred compensation payment is payable upon separation from service and is required to be delayed pursuant to Section 409A (a)(2)(B) because Executive is a “specified employee”, then payment of such amount shall be delayed for a period of six months and paid in a lump sum on the first payroll payment date following expiration of such six month period.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

COMPASS MINERALS INTERNATIONAL, INC.

By:           /s/ Angelo C. Brisimitzakis
Title:       President and Chief Executive Officer

EXECUTIVE  /s/ Victoria Heider
      Vice President, Human Resources
       Compass Minerals International, Inc.